EXHIBIT 99.1

Vsource®Announces Results for
Third Quarter ending October 31, 2004

LA JOLLA, Calif. - Dec 13, 2004 - Vsource, Inc. (OTCBB: VSCE) today announced its financial results for its third quarter ending October 31, 2004.

Revenue for Q3 2004 totaled $4.24 million, compared to $4.73 million for Q3 2003. The company reported a net loss available to common shareholders of $5.35 million or $2.64 per basic share for Q3 2004. Net loss available to common shareholders during the period included non-cash charges of $3.85 million from deemed non-cash dividends to preferred shareholders. Excluding the deemed dividend, Vsource's net loss was $1.50 million in Q3 2004, or $0.74 per basic share in Q3 2004. The company recorded a deemed dividend of $3.02 million in Q3 2003, when it reported a net loss available to common shareholders of $7.80 million or $3.97 per basic share.

The company's earnings before interest, taxes, depreciation and amortization, adjusted to exclude deemed non-cash dividends to preferred shareholders of $3.85 million ("Adjusted EBITDA") was a loss of $0.93 million for Q3 2004, compared with Adjusted EBITDA loss of $4.25 million, adjusted to exclude deemed non-cash dividends to preferred shareholders of $3.03 million for Q3 2003. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the consolidated financial statements included in this release. Net cash at the end of Q3 2004 totaled $2.81 million, compared to $1.32 million as of the end of the last fiscal year, showing the addition of proceeds of approximately $9.5 million from the disposal of 39% of the equity interest in Vsource Asia to Symphony House Berhad and other investors in Q1 2004 and the cash used in operations in the first nine months ending October 31, 2004.

Vsource Chairman and Chief Executive Officer, Dennis Smith commented, "In Q3 2004, we focused on the completion of an exchange offer to holders of our preferred stock. The exchange offer was successfully completed and announced on November 22, 2004. The exchange offer greatly simplified our cumbersome and complex capital structure by largely reducing, and in the case of our Series 4-A preferred stock even eliminating, Vsource's preferred stocks' liquidation preference and removing the put right held by holders of our Series 4-A preferred stock."

Mr. Smith continued, "As a result of the exchange offer, Vsource no longer has an ownership interest in Vsource Asia Berhad, its former operating subsidiary. In addition, 92.8% of Vsource's Series 1-A Preferred Stock, 98.8% of the Series 2-A Preferred Stock and 100% of the outstanding Series 4-A Preferred Stock were exchanged and are no longer outstanding. At present, 67,600 shares of Series 1-A Preferred Stock and 3,900 shares of Series 2-A Preferred Stock remain outstanding. We will now to turn our attention to decisions relating to future activities of the Company, which were deferred pending completion of the exchange offer and related transactions."

Vsource, Inc. Consolidated Statements of Income (in thousands, except per share data)

	Three months ending October 31,
	2004	2003

Revenues	$4,240	$4,730
Operating Expenses
Cost of revenue	3,113	3,334
Selling, general and administrative	2,937	4,700
Expenses related to terminated merger with TEAM America	-	1,467

Total expenses	6,050	9,501
Operating loss	(1,810)	(4,771)
Interest income, net	(6)	5
Minority interest in loss of a subsidiary	313	-
Net loss from continuing operations before taxation	$(1,503)	$(4,766)
Taxation	-	-
Net loss from continuing operations after taxation	$(1,503)	$(4,766)

Discontinued operations :
Loss from discontinued operations	$-	$-
Net loss	$(1,503)	$(4,766)
Non-cash deemed dividend to preferred shareholders (1)	$(3,849)	$(3,029)
Net loss available to common shareholders	$(5,352)	$(7,795)

Loss per share available to common shareholders :
Basic loss per share from continuing operations	$(2.64)	$(3.97)
Basic loss per share from discontinuing operations	$-	$-
	$(2.64)	$(3.97)
Weighted average number of common shares outstanding
Basic	2,026	1,964
Earnings before interest, taxes, depreciation & amortization excluding non-cash stock compensation expense (" Adjusted EBITDA") (2)	$(931)	$(4,249)
Adjusted EBITDA margin (3)%	(22.0)%	(89.8)

(1)	Non-cash deemed dividend for preferred shareholders associated with the exchange of Series 2-A convertible preferred stock and warrants for Series 4-A convertible preferred stock; and amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock

(2) Reconciliation of Net loss to Adjusted EBITDA
	Three months ended October 31,
	2004	2003

Net loss	$(1,503)	$(4,766)
Add:

Interest income, net	6	(5)
Depreciation and amortization	566	522
Amortization of stock-based compensation expense	-	-
Taxes	-	-
Adjusted EBITDA	$(931)	$(4,249)
(3) Adjusted EBITDA margin is Adjusted EBITDA divided by Revenues

Vsource, Inc.
Consolidated Balance Sheets
(in thousands)
	October 31, 2004	January 31, 2004
Assets
Current assets:
Cash	$2,814	$1,322
Restricted cash	205	473
Accounts receivable, net	2,272	1,062
Inventories	150	207
Prepaid expenses	286	475
Other current assets	2,028	2,129
Promissory note receivable	35	--
Current assets - discontinued operations	--	149

Total current assets	7,790	5,817

Property and equipment, net	2,965	4,348
Restricted cash, non current	599	599
Non current assets - discontinued operations	--	70
Total assets	$11,354	$10,834

Liabilities, Preferred stock and Shareholders' deficit
Current liabilities:
Accounts payable	$1,991	$2,256
Accrued expenses	3,240	5,090
Advance from customers	14	906
Current liabilities - discontinued operations	--	298
Total current liabilities	5,245	8,550

Minority interest	1,079	--
Preferred stock	29,758	18,875
Shareholders' deficit	(24,728)	(16,591)
Total Liabilities, Preferred stock and Shareholders' deficit	$11,354	$10,834

Non-GAAP Financial Measures

This release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, Vsource has provided reconciliation within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Adjusted EBITDA has been presented in this release in order to assist in the analysis of the operating profitability of the company because the company believes this form of measurement eliminates the effects of non-operating expenses and non-cash charges such as beneficial conversion feature expense, stock-based compensation and depreciation and amortization. Management reviews this form of measurement monthly. Vsource has consistently provided this measurement in previous releases and therefore has provided a consistent basis for comparison between quarters, which the company believes is useful to investors and other interested persons.

Statements in this earnings release regarding Vsource's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties, that are detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Vsource is a registered trademark of Vsource, Inc.